EXHIBIT 10 (tt)

NONCOMPETITION AGREEMENT

               This Noncompetition Agreement (this “Agreement”) is entered into as of December    , 2002 between CDW Computer Centers, Inc., an Illinois corporation (together with its successors and assigns, the “Company”), and       (the “Employee”).

               WHEREAS, the Company and its subsidiaries are currently engaged in the business of marketing and selling multi-brand computers and related technology products (including hardware, software and accessories) and services to business customers, consumers and the public sector (comprised of federal, state and local government and educational institutions), it being acknowledged that the scope of the Company’s business will evolve over time;

               WHEREAS, the Employee acknowledges that in the course of the Employee’s employment with the Company or its subsidiaries, the Employee has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Employee’s services will be of special, unique and extraordinary value to the Company and its subsidiaries;

               WHEREAS, the Board of Directors of the Company has approved the Employee’s participation in the Company’s Compensation Protection Plan For Executives (the “Plan”);

               WHEREAS, the Board of Directors of the Company has also approved a Transitional Compensation Agreement with the Employee (the “TCA”); and

               WHEREAS, as a condition to the Employee being entitled to participate in the Plan and become a party to the TCA, the Employee is required to execute this Agreement.

               NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, in the Plan, in the TCA and in the overall employment relationship between the Company and the Employee, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

               1. Noncompetition; Nonsolicitation. (a) The Employee agrees that for the period commencing on the date on which the Employee’s employment with the Company or its subsidiaries terminates for any reason (the “Termination Date”) and ending on either (i) the eighteen month anniversary of the Termination Date if the Employee is eligible, as of the Termination Date, to receive severance payments pursuant to Section 3 of the Plan or pursuant to Section 2 of the TCA, or (ii) the twelve-month anniversary of the Termination Date if the Employee is not eligible, as of the Termination Date, to receive any such payments, the Employee will abide by the restrictions contained in Sections 1(a)(1) and 1(a)(2).

(1) The Employee will not engage in any Business (as defined in Section 1(a)(3)) being conducted or planned by the Company or any of its subsidiaries as of the Termination Date in any geographic area in which the Company or any of its subsidiaries is conducting such Business or plans to conduct such Business as of the Termination Date. The restriction contained in this Section 1(a)(1) shall apply to the Employee engaging in any such Business either directly or indirectly through any person, firm, corporation, partnership or other enterprise, or as an officer, director, stockholder, partner, investor, employee or consultant thereof, or otherwise. Without limiting the foregoing restriction, but by way of illustration of its application, the Employee will not engage in any such Business by becoming an officer, director, stockholder, partner, investor, employee or consultant of any of the corporations or other enterprises set forth in Schedule I hereto (including any affiliate of such corporations or other enterprises), it being acknowledged that (i) Schedule I is only a representative list of the Company’s current competitors and is not intended to include all of the Company’s current competitors and (ii) new competitors of the Company may emerge over time.

(2) The Employee will not directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which the restriction contained in Section 1(a)(l) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(3) For purposes of Section 1(a)(1), “Business” shall mean any business conducted or planned by the Company or any of its subsidiaries if the Employee, while employed by the Company or any of its subsidiaries, was involved in such business or had knowledge of such business. The Employee will be deemed to have knowledge of a Business if the Employee received or was otherwise in possession of Confidential Information (as defined in Section 2) regarding such Business.

               (b) Nothing in this Section 1 shall prohibit the Employee from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Employee has no active participation in the business of such corporation.

               (c) If, at any time of enforcement of this Section 1, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

               2. Confidentiality. The Employee shall not, at any time during the Employee’s employment with the Company or its subsidiaries or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (the information in clauses (i) and (ii) being collectively referred to herein as “Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Employee, or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Employee gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the termination of the Employee’s employment with the Company or any of its subsidiaries, the Employee shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Employee may then possess or have under the Employee’s control (together with all copies thereof).

               3. Intellectual Property. The Employee shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies, procedures, concepts, ideas or other similar rights (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by the Employee or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by the Employee, alone or with others, during the Employee’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Employee hereby assigns to the Company all of the Employee’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after the Employee’s employment with the Company, the Employee shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers. [In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Employee is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or any of its affiliates was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates (A) to the business of the Company or (B) to the Company’s or any of its affiliate’s actual or demonstrably anticipated research and development, or (ii) the invention results from any work performed by the Employee for the Company. [for Illinois employees only]

                4. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 1, 2 or 3 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Employee agrees that the Employee will submit himself or herself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce the provisions of this Agreement.

               5. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

               If to the Company, to:

CDW Computer Centers, Inc. 200 North Milwaukee Avenue Vernon Hills, IL 60061 Attention: General Counsel

               with a copy to:

Sidley Austin Brown & Wood Bank One Plaza 10 South Dearborn Street Chicago, IL 60603 Attention: Thomas A. Cole

               If to the Employee, to last known address of the Employee in the records of the Company.

               6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

               7. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

               8. Successors and Assigns. This Agreement shall be enforceable by the Employee and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for an internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the “Company” herein shall be deemed to be references to the new holding company.

               9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

               10. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

               11. Employee Acknowledgment.The Employee acknowledges that the restrictions contained herein are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and to prevent damage or loss to the Company and its subsidiaries. The Employee further acknowledges that adhering to the restrictions contained herein will not unduly restrict his or her post-employment opportunities.

               12. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CDW COMPUTER CENTERS, INC

By:	John A. Edwardson Chairman and Chief Executive Officer

EMPLOYEE

SCHEDULE I

CompuCom Systems, Inc.

Dell Computer Corporation

Gateway, Inc.

GTSI Corp.

Hewlett-Packard Company

International Business Machines Corporation

Insight Enterprises, Inc.

MicronPC, LLC

Micro Warehouse, Inc.

Office Depot, Inc.

PC Connection, Inc.

PC Mall, Inc.

Softchoice Corporation

Sotfware House International, Inc.

Staples, Inc.

Zones, Inc.